Jensen Development Company & C.S. Finance L.L.C.
3773 Cherry Creek Drive North #1025
Denver, Colorado 80209
303-383-1515 Phone
303-383-5018 Fax

August 26, 2005

Dear Shareholder:

We appreciate your participating in the Tender Offer for the Class B Preferred shares of Croff Enterprises, Inc. We are providing this letter to be sent with your payment from the Depository. Enclosed please find your Depository check for $3.00 per share for each of your tendered Preferred B shares received by the Depository, American National Bank. If you have any questions about the Tender Offer, please feel free to call Kelle Thomas at 303-383-1555 or Katie Eisenach at 303-383-1515.

If you have any questions for Croff Enterprises, Inc., please call the Shareholder Relations department at 303-383-1555 or email kelle@croff.com. For information on the results of the Tender Offer, or for more information on Croff’s most recent activities, please visit the Croff Enterprises website at www.croff.com.

Thank you.

Very Truly Yours,

BY:______________________
Colleen Jensen, Secretary
Jensen Development Company